Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Long Term Incentive Plan of Cirrus Logic, Inc. (as amended and restated on June 2, 2022) of our reports dated May 20, 2022, with respect to the consolidated financial statements of Cirrus Logic, Inc., and the effectiveness of internal control over financial reporting of Cirrus Logic, Inc. included in its Annual Report (Form 10-K) for the fiscal year ended March 26, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas
August 4, 2022